UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2026

Skydance Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42791	99-3917985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	SKYD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On October 4, 2026, the Board of Directors (the “Board”) of Skydance Corporation, a Delaware corporation (the “Company”), appointed Robert A. Kotick as a member of the Board, effective as of the closing (the “Closing”) of the transactions contemplated by the previously disclosed Agreement and Plan of Merger, dated as of February 27, 2026, by and among Warner Bros. Discovery, Inc., a Delaware corporation (“WBD”), the Company and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, at the effective time of the merger, Merger Sub merged with and into WBD, with WBD surviving as a wholly owned subsidiary of the Company. Mr. Kotick, age 63, will serve as a member of the Board’s Nominating and Governance Committee. Mr. Kotick served as the Chief Executive Officer of Activision Blizzard, Inc. and as a member of its board of directors from 1991 until 2023, when Activision Blizzard was acquired by Microsoft Corporation. Mr. Kotick joined Activision in 1991 when he acquired a significant interest in the company, which was then on the verge of insolvency. At Activision Blizzard, Mr. Kotick also served as Chairman from 1991 to 2008. Mr. Kotick served on the board of directors of The Coca-Cola Company from 2012 to 2022, and previously on the boards of directors of Yahoo! Inc. and Macromedia, Inc. Mr. Kotick served as the Vice Chairman of the Board of Trustees of the Los Angeles County Museum of Art. Mr. Kotick is the Founder and Co-Chairman of the Call of Duty Endowment, a nonprofit organization dedicated to placing veterans in high-quality employment. Mr. Kotick attended the University of Michigan. The Company believes Mr. Kotick is qualified to serve as a member of the Board because of his extensive experience running a public company in the media industry.

On October 5, 2026, the Board appointed Laurene Powell Jobs as a member of the Board, effective as of the Closing. Ms. Powell Jobs, age 62, is the Founder and President of Emerson Collective, where since 2011 she has paired philanthropy with venture capital investing to support entrepreneurs tackling complex global challenges. She believes that investing in education, economic mobility, immigration and energy can expand opportunity for the next generation, and that high-quality journalism is essential to a functioning democracy. Through Emerson Collective, she is the lead investor of Anonymous Content and Concordia Studio, leaning into the power of storytelling, and she is also majority investor and Chair of the Board of The Atlantic, a publication dedicated to high-quality long form journalism. Ms. Powell Jobs co-founded and serves on the boards of the Waverley Street Foundation, College Track and the XQ Institute, advancing community-led climate solutions and strengthening educational outcomes. Ms. Powell Jobs also serves on the boards of Chicago CRED and the Ford Foundation. She is a member of the American Academy of Arts and Sciences and a recipient of the Stanford Graduate School of Business’s Ernest C. Arbuckle Award for excellence in the field of management leadership. The Company believes that Ms. Powell Jobs is qualified to serve as a member of the Board because of her extensive experience and focus investing in innovative and entrepreneurial enterprises and on high-quality journalism.

Each of Mr. Kotick and Ms. Powell Jobs are eligible to participate in the Company’s previously disclosed Non-Employee Director Compensation Program (the “Director Program”), including receipt of a Pro-Rated Annual Award (as defined in the Director Program) of upon their appointments to the Board. Under the Director Program, each of Mr. Kotick and Ms. Powell Jobs are also eligible to receive an Annual Award (as defined in the Director Program) at any future meeting of the Company’s stockholders if, following such annual meeting he or she will continue to serve on the Board. Mr. Kotick and Ms. Powell Jobs have also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYDANCE CORPORATION

By:	/s/ Stephanie Kyoko McKinnon
	Name:	Stephanie Kyoko McKinnon
	Title:	General Counsel and Secretary

Date: October 6, 2026